May 20, 2015                                  FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS APRIL 2015 OPERATING DATA
ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for April 2015. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
Total securities commissions and fees of $287.8 million in April 2015 increased 7 percent compared to last April, driven by growth in the Private Client Group segment and Fixed Income division. Meanwhile, total securities commissions and fees in the month declined 2 percent compared to March 2015, largely due to a sequential decline in underwriting activity and one fewer business day.

Client assets under administration reached a record $501.9 billion, representing increases of 9 percent compared to last April and 1 percent compared to the preceding month. The growth in client assets under administration continues to benefit from robust financial advisor recruiting and retention results and market appreciation. Similarly, financial assets under management grew to a record $69.7 billion, representing an increase of 12 percent over last year’s April. While the acquisition of Cougar Global Investments Ltd. closed in April, the impact to financial assets under management was relatively modest, as the vast majority of Cougar’s assets are in model delivery programs and therefore not included in financial assets under management.

“Following an extremely strong month for M&A in March, investment banking revenues declined in April on both a year-over-year and sequential basis,” said CEO Paul Reilly. “Nonetheless, investment banking activity remains healthy, although closings are inherently unpredictable and lumpy.”

Total net loans at Raymond James Bank of $12.0 billion grew 17 percent over last April but declined 1 percent compared to the preceding month, as paydowns in April exceeded new originations.

Further, as mentioned at our May 12 Analyst/Investor Day presentation, which is posted on our website (www.raymondjames.com), we realized an $11 million pre-tax gain from the sale of a block of our Auction Rate Securities holdings during the month.

“This was a solid start to the quarter,” said Paul Reilly, CEO. “Client assets continue to grow and the recruiting pipeline remains robust. We continue to believe we are well positioned for future growth.”

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has nearly 6,400 financial advisors serving in excess of 2.6 million client accounts in more than 2,600 locations throughout the United States, Canada and overseas. Total client assets are approximately $502 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.

Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Forms 10-Q, which are available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

Raymond James Financial, Inc.
Operating Data

	April 2015	March 2015	% Change	April 2014	% Change
	(21 business days)	(22 business days)		(21 business days)

Total securities commissions and fees (in mil.) (1)	$287.8	$294.9	(2)%	$268.5	7%

Client assets under administration (in bil.)	$501.9	$495.8	1%	$461.7	9%

Private Client Group assets under administration (in bil.)	$477.1	$471.1	1%	$437.0	9%

Financial assets under management (in bil.) (2)	$69.7	$69.4	—	$62.2	12%

Raymond James Bank total loans, net (in bil.)	$12.0	$12.1	(1)%	$10.3	17%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.